For further information:

George Relan

Vice President of Corporate Development

(518) 533-2220

grelan@mechtech.com

MTI TO RAISE $10.9 MILLION THROUGH

SALE OF COMMON STOCK AND WARRANTS

Albany, N.Y., December 15, 2006 -- Mechanical Technology Incorporated (NASDAQ: MKTY) today announced that it has entered into definitive agreements to raise $10.9 million in gross proceeds through the sale of shares of its common stock and warrants to purchase shares of common stock to a group of three investors pursuant to the Company's existing shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The Company has entered into subscription agreements with these investors pursuant to which the Company has agreed to sell a total of 6,055,556 shares of its common stock at $1.80 per share, which represents a 20.3% discount to the closing price on December 14, 2006, and to issue these investors five-year warrants to purchase up to an additional 3,027,778 shares of the Company's common stock at an exercise price of $2.27 per share. The closing of the transaction is expected to occur on or about December 20, 2006.

Proceeds to the Company from this offering, net of offering expenses and placement agency fees, total approximately $10.3 million. The Company anticipates that the net proceeds from the offering will be used for general corporate purposes and to support further development and commercialization of its award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). Rodman & Renshaw, LLC acted as exclusive placement agent for the offering.

"With this $10.3 million capital infusion, we now have $25.6 million of cash, cash equivalents, and Plug Power securities to fund continuing development and commercialization of our micro fuel cell technology," said Steven Fischer, Executive Chairman of MTI.

A prospectus supplement relating to the offering will be filed with the SEC by the Company, and will be available along with the related base prospectus filed with the SEC in connection with the shelf registration, on the SEC's website at http://www.sec.gov. Printed copies of the prospectus supplement and the related base prospectuses relating to the offering may also be obtained, when available, from Corporate Secretary, Mechanical Technology Incorporated, 431 New Karner Road, Albany, NY 12205. This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock is being offered in connection with a distribution by the issuer and represents a new financing.

In connection with provisions of a private placement agreement entered into with Fletcher International Ltd in 2004, the Company is required to issue shares of its common stock to Fletcher upon the occurrence of certain events, including certain subsequent equity issuances such as this offering. As a result of a letter agreement dated as of December 7, 2006, which amended the relevant provisions of the Fletcher private placement agreement to reduce by 25% the number of shares to be issued to Fletcher, the Company will issue to Fletcher 267,314 unregistered shares of the Company's common stock. Subsequent to issuance, these shares will be registered for resale by Fletcher with the SEC.

About MTI

The Company is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI Micro. MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. The Company is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

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Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro's plans under its strategic alliance agreements with its fuel refill partner and its consumer original equipment manufacturer (OEM); future prospects and applications for fuel cell systems; the Company's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; the market potential for and progress MTI Micro is making in developing its Mobion® fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro; MTI Micro's ability to meet its stated milestones on time, if at all; the Company's, MTI Micro's and MTI Instruments' ability to increase or maintain sales into commercial, military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all; and the importance of any patents or codes and standards. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; Samsung's ability to terminate its agreement with MTI Micro; and the risk factors listed from time to time in the Company's SEC reports including but not limited to, its annual report on Form 10-K and Quarterly Reports on Form 10-Q.